Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in this Registration Statement on Form 1-A of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 21, 2020, relating to the audits of the financial statements of CW Petroleum Corp., appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2019 and 2018 and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

February 8, 2021